Exhibit 15.01

November 13, 2001

Northern States Power Company — Minnesota:

      We are aware that Northern States Power Company — Minnesota has incorporated by reference in its Registration Statement (Form S-3, File No. 333-59098) pertaining to debt securities and its Form 10-Q for the quarter ended Sept. 30, 2001, which includes our report dated November 13, 2001, covering the unaudited consolidated financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP